Exhibit 99.1

PDI Announces Sale of Interest in In2Focus Sales Development Services Limited

          SADDLE RIVER, N.J., June 6 /PRNewswire-FirstCall/ -- PDI, Inc. (Nasdaq: PDII) today announced the sale of its interest in In2Focus Sales Development Services Limited (In2Focus), a U.K. based specialist sales organization. PDI acquired a minority interest in In2Focus in 2000.

          The net sale proceeds to PDI are approximately $4.4 million after transaction expenses. PDI’s original investment totaled approximately $1.85 million.  As of December 31, 2001, PDI wrote the investment down to zero for book purposes, and fully reserved against the deferred tax asset associated with the write down.

          In2Focus was acquired by United Drug (UK) Holdings Limited, a company incorporated in England.

          Steven K. Budd, President, Global Sales and Marketing Services Group, said, “We are pleased that we had a chance to work with In2Focus over the last few years and to contribute to their success.  Our relationship enabled us to understand and evaluate the U.K. and European markets.  We have decided that at the present time, it is in our best interests to grow our leadership position in the U.S. where we believe we have the greatest opportunity to create shareholder value.”

          About PDI
          PDI, Inc. (Nasdaq: PDII) is a leading provider of outsourced sales and marketing services to the biopharmaceutical and medical devices and diagnostics industries.  PDI’s comprehensive set of next-generation solutions is designed to increase its clients’ strategic flexibility and enhance their efficiency and profitability.  Headquartered in Saddle River, NJ, PDI also has offices in Pennsylvania and Illinois.

          PDI’s sales and marketing services include dedicated, shared, clinical and combination sales teams; marketing research and consulting; medical education and communications; talent recruitment; and integrated commercial solutions from pre-launch through patent-expiration.  The company’s experience extends across multiple therapeutic categories and includes office and hospital-based initiatives.

          PDI’s commitment is to deliver innovative solutions, excellent execution and superior results to its clients.  Through strategic partnership and client-driven innovation, PDI maintains some of the longest sales and marketing relationships in the industry.  Recognized as an industry pioneer, PDI continues to innovate today as a thought-starter for the outsourcing of sales and marketing services.

          For more information, visit the Company’s website at http://www.pdi-inc.com .

          For more information contact:
          Stephen P. Cotugno
          Executive Vice President-Corporate Development
          PDI, Inc.
          201.574.8617

SOURCE  PDI, Inc.
          -0-                              06/06/2005
          /CONTACT:  Stephen P. Cotugno, Executive Vice President-Corporate Development of PDI, Inc., +1-201-574-8617/
          /Web site:  http://www.pdi-inc.com /